Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2019 First Quarter Financial Results

•Strong sales of $208.2 million, up 16.3% over 2018 first quarter
•Improved operating margin of 11.0% with income from operations of $22.9 million
•Fifth consecutive quarter of record Aerospace sales; up 14.5% to $188.5 million
•Aerospace segment operating profit improves to $25.8 million, or 13.7% of sales
•Record Aerospace backlog of $329.2 million
•Strong bookings of $205.0 million
•Sale of semiconductor test business yields $80.1 million pre-tax gain

EAST AURORA, NY, May 8, 2019 – Astronics Corporation (Nasdaq: ATRO), a leading supplier of advanced technologies and products to the global aerospace and defense industries, today reported financial results for the three months ended March 30, 2019.  Earnings per share for prior periods are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 12, 2018.

Peter J. Gundermann, President and Chief Executive Officer, commented, "Our Company had a strong start to the year. Activity during the first quarter was brisk, with solid demand across our product lines as well as expanding margins. Our Aerospace business drove our improved results, achieving yet another record in sales and ending the quarter with a record backlog. The strength in our first quarter numbers gives us increased confidence that 2019 will be another solid year for the Company."

On February 13, 2019, the Company completed the divestiture of its semiconductor test business within the Test Systems segment. The transaction resulted in a pre-tax gain of $80.1 million, expected to be approximately $58.8 million after taxes.  For comparability purposes, in addition to reporting the consolidated and segment results of operations on a basis consistent with U.S. generally accepted accounting principles (“GAAP”), this press release also contains certain financial information regarding consolidated sales, operating income and net income, as well as Test Systems segment sales and operating profit, adjusted to remove the effects of the semiconductor business from all periods presented. Management believes these non-GAAP measures are useful to investors in understanding the performance of the ongoing business. The reconciliation of GAAP
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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

measures to non-GAAP measures is contained in the section labeled "Reconciliation to Non-GAAP Performance Measures".

	Three Months Ended
($ in thousands)	March 30, 2019	March 31, 2018	% Change

Sales	$208,174	$179,059	16.3%
Income from Operations	$22,881	$6,632	245%
Operating margin %	11.0%	3.7%
Gain on Sale of Business	$80,133	$—	—
Net Income	$78,146	$3,294	2,272%
Net Income %	37.5%	1.8%

Adjusted Consolidated Sales	$204,819	$171,999	19.1%
Adjusted Income from Operations	$21,964	$5,920	271.0%
Adjusted Operating margin %	10.7%	3.4%
Adjusted Net Income	$16,107	$2,770	481.5%

Consolidated Review
First Quarter 2019 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up 16.3%, or $29.1 million, driven primarily from growth in the Aerospace segment. Excluding sales of the semiconductor business, adjusted consolidated sales were up 19.1%, or $32.8 million, demonstrating growth in both the Aerospace and Test Systems segments.

Consolidated operating income improved to $22.9 million, or 11.0% of sales, compared with
$6.6 million, or 3.7% of sales in the prior-year period. Margin expansion was driven by leverage gained from higher volume combined with a reduction in expenses relative to the first quarter of 2018, more than offsetting $10.7 million in operating losses from the three challenged Aerospace businesses, which included a $2.0 million charge for inventory reserves and a $1.7 million additional loss on a VVIP contract. Last year’s first quarter was unfavorably impacted by $1.7 million in incremental amortization related to the Telefonix acquisition in December 2017, $1.3 million in expense related to the fair value step-up of inventory for the acquisition and a $1.0 million litigation reserve.

Adjusted consolidated operating income was $22.0 million, or 10.7% of adjusted consolidated sales, compared with $5.9 million, or 3.4% of adjusted consolidated sales, in the prior-year period.

The effective tax rate for the quarter was 22.6%, compared with 16.1% in the first quarter of 2018. The 2019 first quarter tax rate was unfavorably impacted by the gain on the sale of the semiconductor business.

Net income was $78.1 million, or $2.35 per diluted share, compared with $3.3 million, or $0.10 per diluted share in the prior year.  The gain on the sale of the semiconductor test business is expected to contribute $58.8 million after taxes.  Adjusted net income, excluding the divested semiconductor test business, was $16.1 million in the first quarter of 2019 compared with $2.8 million in the prior-year period.
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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

Bookings were $205.0 million, for a book-to-bill ratio of 0.98:1.  Backlog at the end of the quarter was $400.2 million.  Approximately $335.5 million of backlog is expected to ship in the remainder of 2019.
Mr. Gundermann commented, “Margin improved across the business in the first quarter, despite another substantial loss from our previously discussed struggling Aerospace businesses. We also ended the first quarter facing some cost challenges in our Test business as it adjusted to lower volumes without the semiconductor business. We addressed both of these situations with restructuring initiatives early in the second quarter which, when combined with anticipated revenue increases, will bring the struggling businesses closer to break-even in coming quarters.”
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace First Quarter 2019 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased by $23.9 million, or 14.5%, to $188.5 million.
Electrical Power & Motion sales increased by $19.9 million, or 27.3%, due to higher sales of in-seat power and seat motion products. Sales of Lighting & Safety products were up $7.0 million due to a general increase in volume.
Aerospace operating profit was $25.8 million, or 13.7% of sales, compared with $13.1 million, or 8.0% of sales, in the same period last year.  Aerospace operating profit benefited from the contribution margin on higher sales and improved sales mix, coupled with lower amortization expense related to the intangible assets acquired as part of the Telefonix acquisition in 2017. Operating profit was negatively affected by the challenged businesses, which collectively turned in an operating loss of $10.7 million for the quarter. The $10.7 million operating loss included a
$2.0 million inventory reserve and a $1.7 million additional loss on a development contract. We restructured one of the “struggling three” companies early in the second quarter, a move designed to reduce its fixed costs by approximately $3.5 million.
Aerospace bookings in the first quarter of 2019 were $191.7 million, for a book-to-bill ratio of 1.02:1. Backlog was $329.2 million at the end of the first quarter of 2019.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems First Quarter 2019 Results (compared with the prior-year period, unless noted otherwise)

Test Segment sales increased $5.2 million to $19.7 million compared with $14.5 million in the prior-year period. An $8.9 million increase in sales to the Aerospace & Defense market was offset by a $3.7 million decrease in sales to the Semiconductor market.  Adjusted Test Systems segment sales, excluding the semiconductor test business from both periods, were $16.3 million, up more than double from $7.4 million in the prior year.

Operating profit for the segment was $2.2 million, or 11.1% of sales, compared with an operating loss of $1.9 million in last year’s first quarter.  Adjusted operating profit for the segment was
$1.3 million, or 7.8% of adjusted sales, compared with an operating loss of $2.6 million in the prior-year period. Higher margin was driven by the increase in volume.
Bookings for the Test Systems segment in the quarter were $13.3 million, for a book-to-bill ratio of 0.68:1 for the quarter. Backlog was $70.9 million at the end of the first quarter of 2019.
Mr. Gundermann commented, “There has been significant change in our Test segment, starting with the sale of the semiconductor test business followed by the resizing of the organization early in the
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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

second quarter. We are realigning the business to focus more effectively on our traditional A&D market, positioning the business for long-term success.”
2019 Outlook
Astronics reiterated its expectations for 2019 with consolidated annual sales to be in the range of $760 million to $805 million, of which $710 million to $745 million is expected from the Aerospace segment and $50 million to $60 million is expected from the Test segment.
Consolidated backlog at March 30, 2019 was $400.2 million.  Approximately 84% of the backlog is expected to ship in 2019.
The effective tax rate for 2019, excluding the impact of the gain on the sale of the semiconductor business, is expected to be in the range of 18% to 22%.
Capital equipment spending in 2019 is expected to be between $22 million to $28 million.
Mr. Gundermann concluded, “We had a solid first quarter and, as a result, we are maintaining our sales forecast for the year. The forecast at the midpoint implies growth of around 10% over 2018 after adjusting for the divestiture of the semiconductor test business. We expect the second quarter to be somewhat lighter than the first, with the third and fourth quarters strengthening again. The second quarter will also see a charge of approximately $2 million related to the recent restructuring initiatives that have been implemented. These initiatives collectively will result in approximately
$7 million of annual savings, split evenly between our two segments.”
First Quarter 2019 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13689830. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, May 22, 2019. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) is a leading supplier of advanced technologies and products to the global aerospace and defense industries.  Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems.  Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial.  Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.  The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or
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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the progress being made with the three operations having losses, the continuation of the trend in growth with passenger power and connectivity on airplanes, the ability of the Company to advance its Test business, the ability to achieve at or near breakeven performance in the Test business, the Company’s ability to deliver a solid 2019, the ability to win new projects in the Test business and margins to expand with growth, the success of the Company achieving its sales expectations, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended
	3/30/2019	3/31/2018
Sales	$208,174	$179,059
Cost of products sold	156,097	141,927
Gross profit	52,077	37,132
Gross margin	25.0%	20.7%

Selling, general and administrative	29,196	30,500
SG&A % of sales	14.0%	17.0%
Income from operations	22,881	6,632
Operating margin	11.0%	3.7%

Gain on sale of business	80,133	—
Other expense, net of other income	215	375
Interest expense, net	1,804	2,331
Income before tax	100,995	3,926
Income tax expense	22,849	632
Net income	$78,146	$3,294
Net income % of sales	37.5%	1.8%

*Basic earnings per share:	$2.40	$0.10
*Diluted earnings per share:	$2.35	$0.10

*Weighted average diluted shares outstanding (in thousands)	33,214	33,014

Capital expenditures	$3,474	$4,346
Depreciation and amortization	$8,076	$9,841

*Prior-year share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 12, 2018.

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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended
	3/30/2019	3/31/2018
Sales
Aerospace	$188,501	$164,600

Test Systems	19,724	14,459
Less inter-segment	(51)	—
Total Test Systems	19,673	14,459
Total consolidated sales	208,174	179,059

Segment operating profit and margins
Aerospace	25,768	13,115
	13.7%	8.0%
Test Systems	2,185	(1,929)
	11.1%	(13.3)%
Total segment operating profit	27,953	11,186

Gain on sale of business	80,133	—
Interest expense	1,804	2,331
Corporate expenses and other	5,287	4,929
Income before taxes	$100,995	$3,926

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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

Reconciliation to Non-GAAP Performance Measures

The Company’s press release contains financial information regarding consolidated sales, operating income and net income, as well as Test Systems segment sales and operating profit, as adjusted to remove the effects of the semiconductor business from all periods presented. Each of these adjusted balances are non-GAAP performance measures. Management believes these non-GAAP measures are useful to investors in understanding the performance of the ongoing business.

(Unaudited, $ in thousands)

Consolidated
	Three Months Ended
	3/30/2019	3/31/2018
Sales
Consolidated sales	$208,174	$179,059
Non-GAAP Adjustment - Remove effect of semiconductor business*	(3,355)	(7,060)
Adjusted Consolidated Sales	$204,819	$171,999

Income from Operations
Consolidated income from operations	$22,881	$6,632
Non-GAAP Adjustment - Remove effect of semiconductor business*	(917)	(712)
Adjusted Income from Operations	$21,964	$5,920
	10.7%	3.4%
Net Income
Consolidated net income	$78,146	$3,294
Non-GAAP Adjustment - Remove effect of semiconductor business*	(62,039)	(524)
Adjusted Net Income	$16,107	$2,770

Test Segment
Test Segment Sales
Test Segment Sales	$19,673	$14,459
Non-GAAP Adjustment - Remove effect of semiconductor business*	(3,355)	(7,060)
Adjusted Test Segment Sales	$16,318	$7,399

Income from Test Segment Operations
Income from Test Segment operations	$2,185	$(1,929)
Non-GAAP Adjustment - Remove effect of semiconductor business*	(917)	(712)
Adjusted Income from Test Segment Operations	$1,268	$(2,641)
	7.8%	(35.7)%
*The non-GAAP adjustment eliminates all semiconductor test sales and associated direct costs from all periods presented. There are significant indirect costs, overheads, and other general and administrative costs that are not included in the non-GAAP adjustment, as such functions benefited all operations and products within the Test Systems segment and have not been eliminated as a result of the divestiture. The non-GAAP adjustment to net income for the three-month period ended March 30, 2019 also eliminates the impact of the gain on the sale of the semiconductor business, net of tax at the forecasted consolidated tax rate for 2019.

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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	3/30/2019	12/31/2018
ASSETS
Cash and cash equivalents	$15,966	$16,622
Accounts receivable and uncompleted contracts	188,564	182,308
Inventories	139,090	138,685
Other current assets	17,796	17,198
Assets held for sale	—	19,358
Property, plant and equipment, net	117,307	120,862
Other long-term assets	47,811	21,272
Intangible assets, net	129,133	133,383
Goodwill	124,854	124,952
Total assets	$780,521	$774,640

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$112	$1,870
Accounts payable and accrued expenses	116,922	98,436
Customer advances and deferred revenue	30,937	26,880
Liabilities held for sale	—	906
Long-term debt	115,194	232,112
Other liabilities	51,353	27,811
Shareholders' equity	466,003	386,625
Total liabilities and shareholders' equity	$780,521	$774,640

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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)

	Three Months Ended
	3/30/2019	3/31/2018
Cash flows from operating activities:
Net income	$78,146	$3,294
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	8,076	9,841
Provisions for non-cash losses on inventory and receivables	2,498	564
Equity-based compensation expense	1,193	931
Deferred tax benefit	(3,398)	(1,128)
Gain on sale of business	(80,133)	—
Other	252	(467)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(6,414)	(20,868)
Inventories	(5,943)	(18,204)
Accounts payable	(2,032)	19,418
Accrued expenses	(9,283)	(3,194)
Other current assets and liabilities	(2,860)	(3,474)
Customer advanced payments and deferred revenue	4,055	10,482
Income taxes	26,824	1,303
Supplemental retirement and other liabilities	373	448
Cash provided by (used for) operating activities	11,354	(1,054)
Cash flows from investing activities:
Proceeds on sale of business	103,793	—
Capital expenditures	(3,474)	(4,346)
Cash provided by (used for) investing activities	100,319	(4,346)
Cash flows from financing activities:
Proceeds from long-term debt	10,000	15,000
Payments for long-term debt	(122,026)	(10,705)
Debt acquisition costs	—	(516)
Proceeds from exercise of stock options	159	160
Other Financing Activities	(395)	—
Cash (used for) provided by financing activities	(112,262)	3,939
Effect of exchange rates on cash	(67)	(66)
Decrease in cash and cash equivalents	(656)	(1,527)
Cash and cash equivalents at beginning of period	16,622	17,914
Cash and cash equivalents at end of period	$15,966	$16,387

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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended
	3/30/2019	3/31/2018	% Change	% of Sales
Aerospace Segment
Commercial Transport	$141,778	$133,050	6.6%	68.1%
Military	20,953	14,015	49.5%	10.1%
Business Jet	19,837	10,664	86.0%	9.5%
Other	5,933	6,871	(13.7)%	2.9%
Aerospace Total	188,501	164,600	14.5%	90.6%

Test Systems Segment
Semiconductor	3,354	7,060	(52.5)%	1.6%
Aerospace & Defense	16,319	7,399	120.6%	7.8%
Test Systems Total	19,673	14,459	36.1%	9.4%

Total	$208,174	$179,059	16.3%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended
	3/30/2019	3/31/2018	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$92,537	$72,678	27.3%	44.4%
Lighting & Safety	48,605	41,642	16.7%	23.3%
Avionics	33,861	33,023	2.5%	16.3%
Systems Certification	1,618	4,783	(66.2)%	0.8%
Structures	5,947	5,603	6.1%	2.9%
Other	5,933	6,871	(13.7)%	2.9%
Aerospace Total	188,501	164,600	14.5%	90.6%

Test Systems Segment	19,673	14,459	36.1%	9.4%

Total	$208,174	$179,059	16.3%

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Astronics Corporation Reports First Quarter Financial Results
May 8, 2019

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Trailing Twelve Months
	6/30/2018	9/29/2018	12/31/2018	3/30/2019	3/30/2019
Sales
Aerospace	$166,204	$169,579	$175,242	$188,501	$699,526
Test Systems	42,402	43,095	27,675	19,673	132,845
Total Sales	$208,606	$212,674	$202,917	$208,174	$832,371

Bookings
Aerospace	$158,870	$196,671	$175,554	$191,701	$722,796
Test Systems	28,060	37,137	44,810	13,282	123,289
Total Bookings	$186,930	$233,808	$220,364	$204,983	$846,085

Backlog*
Aerospace	$298,643	$325,735	$326,047	$329,247
Test Systems	78,293	72,335	89,470	70,904
Total Backlog	$376,936	$398,070	$415,517	$400,151	N/A

Book:Bill Ratio
Aerospace	0.96	1.16	1.00	1.02	1.03
Test Systems	0.66	0.86	1.62	0.68	0.93
Total Book:Bill	0.90	1.10	1.09	0.98	1.02

(*) During the first quarter of 2019, Test Systems segment backlog of approximately $12.2 million was disposed of in the divestiture of the semiconductor business.

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